Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Amendment No. 1 to Preliminary Pricing Supplement No. 68
dated June 21, 2006

Attached is Amendment No. 1 to the preliminary pricing supplement for the corporate portfolio trigger securities dated May 30, 2006. We intend to price these securities on or around June 23, 2006. The following amendments have been made to the preliminary pricing supplement via this Amendment No. 1:

1. If two or more portfolio stock issuers merge to form a single successor entity, and a trigger event occurs with respect to such successor entity, such trigger event will be counted n times for purposes of determining the total number of trigger events that have occurred over the seven-year term of the securities, where n is the number of portfolio stock issuers that have merged to form such successor entity. In order to understand the impact of this amendment and similar related amendments to these securities, you should read “Risk Factors A merger between two or more portfolio stock issuers will at least double your exposure to the risk of occurrence of trigger events” and paragraphs 5 through 8 of “Description of Securities—Antidilution Adjustments.”

2. Following a merger of a portfolio stock issuer into a publicly traded entity, the trigger price as calculated for the resulting entity will be adjusted upward to reflect any decline in the closing price of such portfolio stock on the date immediately preceding the effective date of such merger from the closing price of such portfolio stock on the pricing date. In order to understand the nature of these adjustments, you should read “Risk Factors Following certain mergers with respect to a portfolio stock issuer, the trigger price of the resulting entity will be adjusted upward to reflect any decline in the closing price of such portfolio stock from the pricing date” and paragraphs 5 through 8 of “Description of Securities—Antidilution Adjustments.”

3. The credit ratings for the portfolio stock issuers have been updated as of June 20, 2006. The only change is that the credit rating for Aetna Inc. moved from BBB+ to A-.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Preliminary Pricing Supplement No. 68 dated May 30, 2006
Series F Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006